RATEXCHANGE


Via Hand Delivery

Robert E. Ford
2813 Porto Rosa Way
San Carlos, CA  94070

Dear Mr. Ford:

I am pleased to offer you a position with RateXchange, Inc. (the "Company") contingent upon the successful completion of your background verification. This letter represents a summary of the key points that you and I discussed.

Role - RateXchange is project driven and everyone has project responsibilities that are dynamic. We would like you to step into a role as Chief Operating Officer, reporting to Jon Merriman, President/CEO.

Compensation - The Company has discussed both annual compensation and long-term wealth accumulation concepts.

         o We will pay you an annual salary of $125,000 beginning upon your start date with RateXchange. Your annual salary will be increased to $150,000 and you will receive a $25,000 bonus immediately after the close of the strategic round of financing. You will have the opportunity to earn a year-end incentive bonus of up to 50% of your post-strategic round salary, to be determined by the CEO.

         o We will recommend to the Board of Directors of the Company that at the next specially scheduled board meeting you be granted stock options entitling you to purchase up to 150,000 shares of Common Stock of the Company at the then current fair market value at close, on your start date. 100% of these options will vest six months after your start date with the company and shall otherwise be subject to the terms and conditions of the RateXchange Corporation 2000 Stock Option and Incentive Plan.

         o We will recommend to the Board of Directors of the Company that at the next specially scheduled board meeting you be granted stock options entitling you to purchase up to 150,000 shares of Common Stock of the Company at a strike price equal to the valuation of strategic round price per share. 100% of these options will vest immediately after the close of the strategic round funding and shall otherwise be subject to the terms and conditions of the RateXchange Corporation 2000

185 Berry Street, Suite 3515
                             San Francisco CA 94107
                                                  415 371-9800 Fax: 415 371-9801

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Letter to Robert Ford
Page 2 of 2

                  Stock Option and Incentive Plan. If in the event a strategic round is not closed within six months of your start date, 50% of these options will vest at a strike price equal to $4.00 on your six month anniversary with the Company, with the remaining options vesting at a rate of 20,000 options per month or accelerating fully upon an eventual closing of a strategic round, whichever comes first.

         o The vesting of the stock options granted to you as outlined in the previous two bullets above will accelerate, regardless of whether or not a strategic round is closed, and you will additionally be entitled to receive a payment of $300,000 upon the:

         o        Sale of all or substantially all of our assets; or

         o Merger of our Company with another entity where we are not the surviving entity or where our stockholders immediately prior to the merger own less than 50% of our voting stock following the merger.

         o If your employment with the Company is terminated without cause, you will be paid your current salary for twelve months following termination plus a lump sum payment equal to 50% of your current annual salary on the termination date.

         o RateXchange has completed the development of a defined benefits program. You are immediately eligible for insurance coverage and will receive an Orientation Packet that contains complete program details.

As with most employment agreements, this offer is for "at-will" employment. Employment at-will may be terminated by you or RateXchange at any time, for any reason. You agree that the terms of your employment are confidential and thus are not to be discussed with other RateXchange employees. This offer is conditional upon your acceptance of the terms stated in this letter. If you agree to accept employment on the terms stated in this letter, please sign this letter and return the original to us as soon as possible.

185 Berry Street, Suite 3515
                             San Francisco CA 94107
                                                  415 371-9800 Fax: 415 371-9801

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Letter to Robert Ford
Page 3 of 3


Lastly, we know you share our mutual interest in building a firm where people have a high level of integrity, respect, who trust each other, work hard, have fun, and build security for the future. We are excited about the impact you will make in shaping this firm and enthusiastically hope that you will accept our offer.

Regards,

/s/ D. Jonathan Merriman

Jon Merriman                                         2-19-01
President/CEO                                        Date


AGREED, ACKNOWLEDGED, AND ACCEPTED:

/s/ Robert E. Ford                           2-19-01
------------------------------               -------
Robert E. Ford                                Date

Start Date: February 19, 2001

185 Berry Street, Suite 3515
                             San Francisco CA 94107
                                                  415 371-9800 Fax: 415 371-9801